AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of CollabRx, Inc.

EXECUTED this 9th day of October, 2012.

Alcatel Lucent

By:	/s/ Yohann Benard
Name:	Yohann Benard
Title:	Secretary

Alcatel-Lucent Participations

By:	/s/ Thomas Geary
Name:	Thomas Geary
Title:	President